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                    December 14, 2022

       Eric Benhamou
       Chief Executive Officer
       Enterprise 4.0 Technology Acquisition Corp
       630 Ramona St.
       Palo Alto , CA 94301

                                                        Re: Enterprise 4.0
Technology Acquisition Corp
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-40918

       Dear Eric Benhamou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Stuart Neuhauser